SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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HORIZON BANCORP

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
MEMBERS OF THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
THE AUDIT COMMITTEE
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE DECEMBER 31, 2004
COMMON SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
PERFORMANCE GRAPH
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDITOR FEES AND SERVICES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
COMMUNICATIONS WITH DIRECTORS
OTHER MATTERS
AVAILABILITY OF FORM 10-K
REVOCABLE PROXY HORIZON BANCORP

March 25, 2005

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Horizon Bancorp to be held at the Holiday Inn, 5820 South Franklin Street, Michigan City, Indiana on Thursday, May 5, 2005, at 6:00 p.m. (local time; registration will begin at 5:30 p.m.). To ensure that a quorum will be represented at the meeting, we encourage you to complete, sign, date and return your proxy promptly in the enclosed postage prepaid envelope. This will not limit your right to attend the meeting and vote in person.

The Notice of Annual Meeting and the Proxy Statement on the following pages cover the business to come before the meeting, which will be the election of directors and the ratification of the independent auditors. We urge you to read these materials carefully.

The Annual Report to Shareholders and the Annual Report on Form 10-K for the year ending December 31, 2004, are also enclosed.

We look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.

/s/ Robert C. Dabagia	/s/ Craig M. Dwight

Robert C. Dabagia	Craig M. Dwight
Chairman of the Board	President and Chief Executive Officer

HORIZON BANCORP

515 Franklin Square
Michigan City, Indiana 46360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 5, 2005

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Horizon Bancorp (“Horizon”) will be held on Thursday, May 5, 2005, 6:00 p.m. (local time; registration will begin at 5:30 p.m.), at the Holiday Inn, 5820 South Franklin Street, Michigan City, Indiana, for the purpose of considering and voting upon the following matters:

1.	Election of Directors: The election of four Directors to serve three-year terms expiring in 2008.

2.	Ratification of Auditors: The ratification of the appointment of BKD, LLP, as independent auditors for 2005.

3.	Other Business: The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 4, 2005, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

Your attention is directed to the accompanying Proxy Statement and Proxy. We urge you to read the Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage paid envelope furnished for that purpose.

By Order of the Board of Directors

Lawrence J. Mazur
Secretary

Michigan City, Indiana
March 25, 2005

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE MAIL YOUR PROXY PROMPTLY SO THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING. YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

HORIZON BANCORP

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 5, 2005

Horizon Bancorp (“Horizon”) is furnishing this Proxy Statement to shareholders in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of Horizon to be held on Thursday, May 5, 2005, at 6:00 p.m. (local time), and at any adjournment thereof. The meeting will be held at the Holiday Inn, 5820 South Franklin Street, Michigan City, Indiana. This Proxy Statement and accompanying form of proxy have been mailed to shareholders on or about March 25, 2005.

GENERAL INFORMATION

Who can vote at the Annual Meeting?

Only holders of record of Horizon common shares (the “Common Shares”) as of March 4, 2005, are entitled to notice of, and to vote at, the Annual Meeting. Each Common Share is entitled to one vote on each matter to be voted on at the Annual Meeting.

How do I vote by proxy?

The enclosed proxy is designed to permit each shareholder of record of Common Shares at the close of business on March 4, 2005, to vote at the Annual Meeting. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with the instructions of the shareholders given in the proxies. If you return an executed proxy card without indicating your voting instructions, the Common Shares represented by your proxy will be voted “FOR” the proposals described in this Proxy Statement and in the discretion of the named proxies for any other business to come before the meeting. A proxy may be revoked any time before the meeting by delivering to Horizon’s Secretary a written notice of revocation or a later-dated proxy. A shareholder of record also may revoke a proxy by voting in person at the meeting.

What will the shareholders vote on at the Annual Meeting?

Shareholders will be voting on the following two proposals:

•	The election of four directors to serve three-year terms.

•	The ratification of the appointment of BKD, LLP, as independent auditors for 2005.

Will there be any other items of business to vote on?

Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.

What constitutes a quorum?

A majority of the outstanding Common Shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of March 4, 2005, the record date, 3,053,772 Common Shares were issued and outstanding.

How many votes are required for the election of directors and the other proposals?

The following votes will be required to approve the proposals:

•	Directors will be elected by a plurality of the votes cast (Proposal 1).

•	The ratification of the independent auditors requires that more votes be cast in favor of the proposal than against the proposal (Proposal 2).

Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. Abstentions and instructions to withhold authority will result in a nominee for director in Proposal 1 (Election of Directors) receiving fewer votes but will not count as votes “against” the nominee. Neither abstentions nor broker non-votes will affect whether more votes have been cast for than against Proposal 2 (Ratification of Independent Auditors).

What is a “broker non-vote”?

     A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the broker has not received instructions from the beneficial owners on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the election of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of twelve members. As required by Horizon’s Amended and Restated Articles of Incorporation (“Horizon’s Articles”), the Board is divided into three classes of near-equal size and the members of one class of directors are elected to serve three-year terms at each Annual Meeting of the Directors. Ten of the twelve members of the Board qualify as independent directors under the rules of the Securities and Exchange Commission (“SEC”) and the Listing Standards of the National Association of Securities Dealers.

Director Nomination Procedures

Horizon’s Bylaws provide that nominations for directors may be made by the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws.

The Nominating Committee selects the individuals to be nominated for membership on the Board of Directors. The Nominating Committee then recommends those individuals to the Board of Directors and the entire Board of Directors determines who the nominees will be. The Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Amended and Restated Bylaws (“Horizon’s Bylaws”) and the applicable independence requirements under the SEC and Nasdaq rules. In addition to the nomination procedures in Horizon’s Bylaws, the Board has adopted by resolution other procedures to be followed in selecting director nominees. The Nominating Committee does not have a charter.

Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the date the Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. The Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the director nomination procedures are set forth in Horizon’s Bylaws.

The members of the Nominating Committee are appointed by the Board of Directors in May of each year. The members of the Nominating Committee for 2004/2005 are Robert E. Swinehart, who serves as Chairperson, Daniel F. Hopp, Robert E. McBride, M.D., and Peter L. Pairitz. All of the members of the Nominating Committee qualify as independent directors under the rules applicable to Nasdaq-listed companies. The Nominating Committee met six times during 2004.

Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and may instruct the tellers to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.

Nominees

The terms of Craig M. Dwight, James B. Dworkin, Daniel F. Hopp and Robert E. McBride, M.D. will end at the Annual Meeting. The Board of Directors has nominated each of them to serve additional three-year terms as members of the Class of 2008. Information on the nominees and the other members of the Board of Directors is provided below.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the four nominees (Item 1 on the Proxy Card).

MEMBERS OF THE BOARD OF DIRECTORS

The following table presents biographical information on all of the directors, including the four nominees. All of the directors of Horizon also serve as directors of Horizon Bank, N.A. (the “Bank”).

Name	Age	Business Experience and Service as a Director

Class of 2008

Craig M. Dwight	48	Mr. Dwight has served as the Chief Executive Officer of Horizon and the Bank since July 1, 2001, and as the President and Chief Administrative Officer of Horizon and as the President of the Bank since December 1998. Previously he had served as Executive Vice President of the Bank (since October 1998) and Vice President and Senior Lender of the Bank (since 1997). Mr. Dwight was appointed to the Horizon Board of Directors in 1998 and has served as a Director of the Bank since 1998.

James B. Dworkin	56	Mr. Dworkin has been the Chancellor of Purdue University North Central since January 1, 2000. Prior to that time he was the Associate Dean and a Professor in the Krannert Graduate School of Management at Purdue University. He was appointed to the Board of Horizon on October 21, 2003, and has served as a director of the Bank since 2002.

Daniel F. Hopp	57	Mr. Hopp is Senior Vice President, Corporate Affairs, and General Counsel of Whirlpool Corporation. He has been a director of the Bank since January 2004 and was appointed to the Horizon Board in January 2005.

Robert E. McBride, M.D.	65	Dr. McBride is a Pathologist with Pathology Consultants, Inc. He has served on the Boards of Directors of Horizon, the Bank and the Bank’s predecessor since 1984.

Name	Age	Business Experience and Service as a Director

Class of 2007

Susan D. Aaron	50	Ms. Aaron (formerly Sterger) is the President and Chief Executive Officer of Vision Financial Services, Inc., La Porte, Indiana, an accounts receivable management business. She has served on the Board of Directors of Horizon since 1995 and on the Board of Directors of the Bank since 1993.

Charley E. Gillispie	57	Mr. Gillispie is Vice President of Administration and Finance at Valparaiso University. He was elected to the Board of Directors of Horizon in 2001 and to the Board of Directors of the Bank in 2000.

Larry N. Middleton, Jr.	52	Mr. Middleton is a real estate broker and the President of Century 21 Middleton Co., Inc. He has served on the Horizon Board of Directors since 1995 and on the Board of Directors of the Bank since 1993.

Robert E. Swinehart	62	Mr. Swinehart is the President and Chief Operating Officer of Emerson Power Transmission Corp. He has served on the Horizon Board of Directors since 1998 and on the Board of Directors of the Bank since 1996.

Class of 2006

Robert C. Dabagia	66	Mr. Dabagia has served as the Chairman of Horizon since 1998. He served as Chief Executive Officer of Horizon and the Bank until July 1, 2001.

Peter L. Pairitz	49	Mr. Pairitz is a business developer. He was elected to the Board of Directors of Horizon in 2001 and to the Board of Directors of the Bank in 2000.

Bruce E. Rampage	58	Mr. Rampage is the President of St. Anthony Memorial Health Centers. He has served on the Horizon Board of Directors since 2000 and on the Board of Directors of the Bank since 1998.

Spero W. Valavanis	52	Mr. Valavanis is an architect and the President of Design Organization, Inc., an architecture and interior design firm. He has served on the Horizon Board of Directors since 2000 and on the Board of Directors of the Bank since 1998.

Each of the nominees has agreed to serve for the term for which he has been nominated. It is intended that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, Common Shares represented by proxy will be voted for the substituted nominee.

EXECUTIVE COMPENSATION

The following information is provided with respect to compensation paid for 2004 by the Bank to Horizon’s Chief Executive Officer, Chairman of the Board and to the other most highly compensated executive officers of Horizon, the Bank and one of the Bank’s subsidiaries, Horizon Trust & Investment Management, N.A.

Summary Compensation Table

					Long-Term Compensation
	Annual Compensation[1]				Awards
					Restricted Stock	Securities
Name and					Award(s)	Underlying	All Other
Principal Position	Year	Salary ($)[2]	Bonus ($)[3]		($)[4]	Options/SARs (#)	Compensation
Robert C. Dabagia[5]	2004	$60,000	$250		0	0	$0
Chairman of the Board	2003	$60,000	$6,300		0	0	$0
	2002	$80,000	$28,600		0	0	$0

Craig M. Dwight	2004	$260,000	$65,250		$215,600	0	$38,474	[8]
President and Chief	2003	$250,200	$108,300		0	0	$34,850
Executive Officer	2002	$240,000	$108,300		0	0	$32,028

Lawrence J. Mazur	2004	$152,000	$72,316		$161,700	0	$29,190	[6]
President and Chief Executive	2003	$146,097	$29,519		0	0	$25,855
Officer, Horizon Trust &	2002	$142,882	$28,876		0	0	$28,071
Investment Management, N.A.[7]

James H. Foglesong [9]	2004	$120,000	$24,250		$134,750	2,000	$26,837	[10]
Chief Financial Officer	2003	$120,000	$48,000		0	0	$24,618
	2002	$106,000	$48,000		0	0	$15,833

Thomas H. Edwards	2004	$160,000	$32,250		$188,650	0	$18,882	[11]
Executive Vice President	2003	$155,000	$61,050		0	0	$16,435
	2002	$135,000	$61,050		0	0	$13,266

James D. Neff	2003	$128,050	$189,167	[12]	$161,700	0	$32,483
Executive Vice President —	2002	$122,829	$188,768		0	3,000	$32,889	[13]
Mortgage Banking of the Bank		$118,106	$189,064		0	0	$14,553

[1]	The individuals named in the table also received certain perquisites, but the incremental costs of providing such perquisites did not exceed the lesser of $50,000 or 10% of any of the total of the individual’s salary and bonus amounts. These perquisites included annual country club membership fees of $3,600 for Mr. Dabagia, $10,425 for Mr. Dwight and $5,380 for Mr. Edwards.

[2]	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and Supplemental Executive Retirement Plan (“SERP”).

[3]	Includes bonus amounts paid and bonus amounts deferred by the individual.

[4]	Horizon granted restricted stock awards on August 2, 2004 under the Horizon Bancorp 2003 Omnibus Equity Incentive Plan. The executive officers named in the table received the following number of shares: Mr. Dwight: 8,000; Mr. Mazur: 6,000; Mr. Foglesong: 5,000; Mr. Edwards 7,000; and Mr. Neff: 6,000. The value of the restricted stock awards was calculated by multiplying the value of the Common Shares on December 31, 2004, by the number of shares awarded. The shares vest on the fifth anniversary of the grant date if the grantee is still an employee of Horizon or the Bank or any of their affiliates, subject to earlier vesting upon a change in control of Horizon. Dividends on the restricted shares are payable to the grantee prior to the vesting of the shares and are not included in the table.

[5]	Mr. Dabagia served as the Chief Executive Officer of Horizon and the Bank until July 1, 2001.

[6]	Represents Horizon’s contribution of $5,589 under Horizon’s Stock Bonus Plan and its matching contributions of $7,885 under the Thrift Plan and $25,000 under the SERP.

[7]	Horizon Trust & Investment Management, N.A., is an investment management subsidiary of the Bank.

[8]	Represents Horizon’s contribution of $4,067 under Horizon’s Stock Bonus Plan and its matching contributions of $5,625 under the Thrift Plan and $19,498 under the SERP.

[9]	Mr. Foglesong’s employment with Horizon began in January 2001. Prior to that time he was Chief Financial Officer of Security Federal Bank.

[10]	Represents Horizon’s contribution of $3,790 under Horizon’s Stock Bonus Plan and its matching contributions of $5,100 under the Thrift Plan and $17,947 under the SERP.

[11]	Represents Horizon’s contribution of $5,589 under Horizon’s Stock Bonus Plan, its matching contributions of $7,766 under the Thrift Plan and $5,527 under the SERP.

[12]	Mr. Neff receives a bonus amount based on the net profit of the Mortgage Warehouse division.

[13]	Represents Horizon’s contribution of $5,589 under Horizon’s Stock Bonus Plan and its matching contributions of $7,528 under the Thrift Plan and $19,366 under the SERP.

Employment Agreements

Four of Horizon’s executive officers, Messrs. Dwight, Edwards, Foglesong and Neff, are parties to change of control agreements with the Bank. These agreements provide that upon a change of control, a new two-year term of employment will commence for each of the officers at the same base salary that the officer was receiving at the time of the change of control and such salary may not be reduced during the two-year term. The agreements define a change of control as a merger, tender offer, asset sale or other transaction that result in (i) a majority of Horizon shareholders prior to the transaction holding less than 50 percent of the voting securities of Horizon after the transaction, (ii) persons who held less than 20 percent of the voting securities of Horizon prior to the transaction owning more than 50 percent of such securities after the transaction; or (iii) a majority of the members of the Horizon Board of Directors being persons who were not directors of Horizon at least 24 months prior to the transaction. The agreements of Messrs. Dwight, Edwards and Foglesong also provide that, in lieu of continuing his employment, each officer can elect to terminate his employment upon the occurrence of a change of control and receive a lump sum severance payment equal to two times his then current base salary, and that if the officer’s employment is terminated at any time during the two-year period after the change of control by the Bank without cause or by the officer for cause, the officer is entitled to a lump sum severance payment equal to two times his then current base salary.

Options/SAR Grants in Last Fiscal Year

The following table provides information on all stock options granted in 2004 to the individuals for whom information is included in the Summary Compensation Table above. No stock appreciation rights were granted in 2004.

Potential Realizable Value
at Assumed Annual Rates
of Stock Appreciation for
	Individual Grants[1]				Option Term[2]
	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise
	Options/SARs	Employees in	or Base	Expiration
Name	Granted (#)	Fiscal Year	Price ($/sh)	Date	5%	10%
James H. Foglesong	2,000	10%	$23.56	8/2/14	$29,640	$75,100

[1]	The options were granted pursuant to the Horizon 2003 Omnibus Equity Incentive Plan. The options vest in 20 percent increments commencing on the first anniversary of the grant date.

[2]	The Securities and Exchange Commission regulations require the calculation of the potential realizable values included in the table. The values given are not intended to forecast possible future appreciation, if any, of the Common Shares. Actual gains, if any, are dependent upon the future market price of the Common Shares and there can be no assurance that the amount reflected in this table will be achieved.

Aggregated Option/SAR Exercises In Last Fiscal Year and
Fiscal Year-End Option/SAR Values

The following table provides information on option and stock appreciation right exercises in 2004 by the individuals named in the Summary Compensation Table. The table also provides information about the number and estimated value of shares covered by exercisable and unexercisable options and stock appreciation rights held by such executives on December 31, 2004.

			Number of Shares Underlying		Value of Unexercised In-The-
			Unexercised Options/SARs		Money Options/SARs
			at Fiscal Year-End		at Fiscal Year-End[3]
	Number of
	Securities
	Underlying
	Options/SARs	Value
Name	Exercised[1]	Realized[2]	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert C. Dabagia	12,500	$199,000	12,700	15,300	$261,055	$297,291
Craig M. Dwight	11,623	$207,819	107,447	25,380	$1,851,543	$497,891
James H. Foglesong	0	N/A	8,100	7,400	$157,545	$111,810
Lawrence J. Mazur	17,640	$260,219	2,340	6,840	$47,889	$141,164
Thomas H. Edwards	7,200	$104,094	10,980	9,540	$219,364	$189,029
James D. Neff	0	N/A	14,400	5,850	$257,474	$79,004

[1]	The options were granted under the 1997 Key Employees’ Stock Option and Stock Appreciation Rights Plan of Horizon Bancorp. Stock appreciation rights were granted in tandem with most options and the optionee who receives an in tandem grant of stock appreciation rights elects whether to exercise the options or stock appreciation rights. The exercise of one option cancels the right to exercise the corresponding stock appreciation right and vice versa.

[2]	Represents the difference between the market value of the shares covered by the option or shares with respect to which stock appreciation rights were exercised on the date of exercise and the exercise price of the options or base price of the stock appreciation rights. On August 22, 2002, Horizon and the named executive officers entered into agreements limiting the maximum value for which vested stock appreciation rights could be exercised to $14.67 per stock appreciation right and eliminating all unvested stock appreciation rights as of that date.

[3]	Represents the difference between the market value of shares covered by in-the-money options on December 31, 2004 ($26.95), and the exercise price of options having an exercise price less than that market price, multiplied by the number of options.

Compensation of Directors

Horizon paid each of its non-employee directors a cash retainer of $13,001 and a bonus in Common Shares equal in value to $4,999 for their services in 2004. Active employees of Horizon and/or the Bank receive no separate compensation for their services as directors. The Chairpersons of the Audit, Compensation and Loan Committee receive an additional cash amount of $4,000. Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.

Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non-employee directors of Horizon and the Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the performance of investments selected by the participating director. Payments of deferred fees are made to participants or their beneficiaries in a lump sum or monthly installments upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During 2004, Horizon’s Board of Directors held twelve meetings. Each director attended seventy-five percent or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee and the Compensation and Nominating Committee, which serve both Horizon and the Bank. Executive sessions of the independent directors are held at least four times a year.

Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of Shareholders, Horizon encourages directors to attend the Annual Meeting. Eight of the twelve members of the Board of Directors attended the 2004 Annual Meeting.

THE AUDIT COMMITTEE

Audit Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The Audit Committee members for 2004/2005 are Charley E. Gillispie, who serves as Chairperson, Susan D. Aaron, Dr. Robert E. McBride, Peter L. Pairitz and Bruce E. Rampage. The Audit Committee met six times in 2004. The purpose of the Audit Committee is to assist the Boards of Directors of Horizon and the Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, the Bank and their affiliates and the monitoring of accounting, auditing and financial reporting practices. The

Audit Committee reviews the internal audit procedure of Horizon and the Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.

Horizon’s Board of Directors has determined that Susan D. Aaron, Peter L. Pairitz and Charley E. Gillispie qualify as “audit committee financial experts” as defined by the SEC rules. Ms. Aaron has a Bachelor of Science degree in Finance and an M.B.A. in Accounting from the Indiana University School of Business. She currently serves as the President and Chief Executive Officer of Vision Financial Services, Inc. For twenty years, she was the owner and Chief Executive Officer of the McKee Group, a financial services company with 110 employees and $8 million in revenues. Mr. Pairitz has a Bachelor of Science degree in accounting from Ball State University. He passed the certified public accountant examination and has 11 years of public accounting experience. Mr. Gillispie has a Bachelor of Arts degree in Business Administration and an M.B.A. in accounting and he passed the certified public accountant examination. He has seventeen years of public accounting experience. All of the members of the Audit Committee, including Ms. Aaron, Mr. Pairitz and Mr. Gillispie, qualify as independent directors as defined by the SEC rules and Nasdaq listing standards.

The Board of Directors adopted a written charter for the Audit Committee in 2001. The charter was revised in 2004 to reflect legislative and regulatory changes. A copy of the revised Audit Committee Charter was attached as Appendix A to our 2003 Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.

Review with Management and Independent Auditors

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2004. In addition, the Audit Committee discussed with BKD, LLP all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, “Communications with Audit Committees.”

The Audit Committee received the written disclosures and the letter from BKD, LLP required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with BKD, LLP their independence.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.

Susan D. Aaron	Peter L. Pairitz
Charley E. Gillispie	Bruce E. Rampage
Dr. Robert E. McBride

COMPENSATION COMMITTEE

The independent members of the Board of Directors serve on the Compensation Committee on a rotating basis and are appointed each May. The members of the Compensation Committee for 2004/2005 are Robert E. Swinehart, who serves as chairperson, Daniel F. Hopp, Robert E. McBride, M.D. and Peter L. Pairitz. All of the members of the Compensation Committee qualify as independent directors under the rules applicable to Nasdaq-listed companies. The Compensation Committee met six times in 2004. The Committee reviews all salary and employee benefit issues relating to employees and directors of Horizon, the Bank and their subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE
DECEMBER 31, 2004

The compensation of all elected officers of Horizon and subsidiaries, including that of the Chief Executive Officer, is set annually by the Compensation Committee of the Board of Directors. Compensation is composed of several segments, including base salary, short-term incentives and long-term incentives. The Compensation Committee compares all management compensation, including that of the Chief Executive Officer, to the compensation paid to managers holding the same position in similar financial institutions. Data for this comparison comes from a variety of independent sources with the principal data contained in an annual study published by the Bank Administration Institute (“BAI”).

Horizon engaged compensation consultant Frederic W. Cook & Co., Inc. (“Cook”) during 2002 to perform a review of Horizon’s compensation of top officers and outside directors. Cook’s review included a comparison of the compensation paid by Horizon with the compensation paid by a peer group of nineteen Midwest regional banking organizations with $500 million to $1 billion in assets. Cook recommended, among other things, that Horizon establish an omnibus stock incentive plan in addition to existing employee benefit plans. Based on that recommendation, the Board of Directors adopted the Horizon Bancorp 2003 Omnibus Equity Incentive Plan (the “Omnibus Plan”) and the shareholders approved the Omnibus Plan at the 2003 Annual Meeting.

Salaries

Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program pursuant to which all salary decisions are subject to detailed annual performance reviews. Each year, the salary administration program is updated and the salary of each executive officer is compared to those salaries being paid to executive officers in positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. In general, the highest total cash compensation that would be allowable under the salary administration program is below the highest salary for that position as reported in the SNL 2004 Executive Compensation Review. In 2004 the highest total cash compensation allowable for a Chief Executive Officer was $671,150. For his services in 2004 as Chief Executive Officer and President, Mr. Dwight was paid total cash compensation of $325,250.

Cash Bonuses

The Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan (the “Plan”) in 2003 after consultations with Cook. The Plan permits executive officers to earn, as a bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. Participants in the Plan are not eligible to participate in Horizon’s annual discretionary bonus plan (but do receive the annual holiday bonus, which was $250 for 2004). To receive a bonus under the Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must not be subject to a performance warning or suspension. The Compensation Committee and/or Horizon’s Chief Executive Officer may adjust and amend the Plan at any time in their sole discretion. All executive officers’ Bonuses are subject to final approval by the Committee.

At the beginning of 2004, the Compensation Committee established minimum earnings target Horizon must achieve before any bonuses will be paid out under the Plan. The Compensation Committee also approves a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specified the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.

For 2004, an executive officer could have earned a bonus under the Plan of up to 45% of his base salary. Each of the executive officers has as a performance goal the achievement of a specified level of corporate net income for the year, and from three to five other performance measures, each of which is dependent upon the executive officer’s areas of responsibilities.

The amounts of the bonuses paid each year under the Plan are reported in the “Bonus” column of the Summary Compensation Table included in this Proxy Statement on page 6. The Plan bonuses for 2004 were paid in January 2005.

In considering Mr. Dwight’s bonus, the Compensation Committee used established goals for 2004 and compared actual results with goals. The goals compared Horizon’s net income compared to plan; compliance with all rules, laws, regulations and audit standards; reputation of Horizon; positioning Horizon for the future growth and expansion; and organizational development including retention and attraction of good talent, efficiency improvement and continuous learning. For 2004, the Compensation Committee authorized the payment of a $65,000 bonus to Mr. Dwight, in addition to the holiday bonus of $250 received by all employees.

Long-Term Incentive Programs/Stock Options

Horizon’s long-term incentive program is based on the grant of stock options. Stock options are granted to encourage and facilitate personal stock ownership by executive officers and thus strengthen their personal commitment to Horizon and to provide them with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that stock options are a necessary element of a competitive compensation program. The program utilizes vesting periods to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees. Recent option grants have not included stock appreciation rights.

Performance Reviews

The Compensation Committee conducts an annual review of the performance of Horizon’s most senior officers, the Chairman, and the President, who also serves as the Chief Executive Officer. In conducting its review, the Compensation Committee considers a variety of performance factors in analyzing the compensation of each of these executive officers. These factors generally include traditional financial results and indicators such as revenues, expenses, assets, credit issues, reserves, earnings and ratios such as return on equity, loans to deposits and other significant factors and performance indicators. The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chairman and the President must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, they are not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long-term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chairman and the President: quality of the organization, service delivery characteristics, quality of service, leadership in the community and risk management. Compensation levels are also affected by changes in responsibilities and duties of executive officers over time and may be adjusted more or less frequently than annually when circumstances warrant.

There are several additional criteria against which the Compensation Committee measures the performance of the Chairman, the President and other executive officers in setting their annual compensation. Among these are the continued growth and development of Horizon’s investment management business; efficient and cost effective use of technology; the management of change; development of existing and new services; recruitment of and development of skilled people in the organization; team building; operating cost controls; improvement of fee income; ability to meet increased competition; performance of Horizon’s investment portfolio; ongoing development of Horizon’s information systems; and a broad variety of financial services industry and management functions that are typical of a well-managed organization. All management compensation, including that of the Chairman, President and the other executive officers, is performance related.

Submitted by the Members of the Compensation Committee:

Robert E. Swinehart, Chairperson	Robert E. McBride, M.D.
Daniel F. Hopp	Peter L. Pairitz

COMMON SHARE OWNERSHIP BY DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth the number of shares and percent of Common Shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of January 31, 2005.

Name	Shares Beneficially Owned [1]	Percentage
Directors:
Susan D. Aaron	5,629	*
Robert C. Dabagia	77,706[2]	2.5%
Craig M. Dwight	145,473[3]	4.6%
James B. Dworkin	735	*
Charley E. Gillispie	1,737[4]	*
Daniel F. Hopp	278[5]	*
Robert E. McBride, M.D.	18,266[6]	*
Larry N. Middleton	5,766[7]	*
Peter L. Pairitz	7,691[8]	*
Bruce E. Rampage	3,145	*
Robert E. Swinehart	7,712[9]	*
Spero W. Valavanis	5,548	*
Named Executive Officers:
Lawrence J. Mazur	60,597[10]	2.0%
James H. Foglesong	24,141[11]	*
Thomas H. Edwards	40,232[12]	1.3%
James D. Neff	38,555[13]	1.3%
All Directors and Executive Officers as a Group (16 Persons):	443,211[14]	13.8%

*	Beneficial ownership is less than one percent.

[1]	The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole or shared voting or investment power. Stock options that vest on or before March 31, 2005, are included in the number of shares beneficially owned.

[2]	Includes 3,150 shares that are owned individually by Mr. Dabagia’s spouse and 12,700 vested stock option and stock appreciation rights granted under the 1997 Plan.

[3]	Includes 8,000 shares of restricted stock, 107,447 vested stock options and stock appreciation rights granted under the 1997 Plan and 20,989 shares held by the Horizon Employee Stock Bonus Plan.

[4]	All shares are owned jointly by Mr. Gillispie and his spouse.

[5]	The shares are owned jointly by Mr. Hopp and his spouse.

[6]	The shares are held by a trust for which Dr. McBride serves as trustee.

[7]	Includes 5,666 shares owned jointly by Mr. Middleton and his spouse.

[8]	Includes 900 shares owned by Mr. Pairitz’s son.

[9]	Includes 2,295 shares owned jointly by Mr. Swinehart and his spouse and 5,317 shares held in a trust for which Mr. Swinehart serves as trustee and is a beneficiary.

[10]	Includes 6,000 shares of restricted stock, 43,950 shares owned jointly by Mr. Mazur and his spouse, 2,340 vested stock options and stock appreciation rights granted under the 1997 Plan and 4,590 shares held by the Horizon Employee Stock Bonus Plan.

[11]	Includes 5,000 shares of restricted stock, 5,621 shares owned jointly by Mr. Foglesong and his wife, 8,100 vested stock options and stock appreciation rights granted under the 1997 Plan and 920 shares held by the Horizon Employee Stock Bonus Plan.

[12]	Includes 7,000 shares of restricted stock, 1,800 shares owned by Mr. Edwards’ spouse, 10,980 vested stock options and stock appreciation rights granted under the 1997 Plan and 3,131 shares held by the Horizon Employee Stock Bonus Plan.

[13]	Includes 6,000 shares of restricted stock, 14,400 vested stock options and/or stock appreciation rights and 3,005 shares held by the Horizon Employee Stock Bonus Plan.

[14]	Includes 155,967 shares covered by stock options and stock appreciation rights and 84,701 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by family trusts.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of Horizon’s knowledge, as of January 31, 2005, no shareholder or group of shareholders beneficially owned more than five percent of the outstanding Common Shares. Darhap & Co., the nominee for Horizon Trust & Investment Management, N.A., a subsidiary of the Bank, held 862,770 Common Shares as of January 31, 2005, but Darhap & Co. exercises voting or investment authority with respect to only 36,011 of those shares.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

Directors and executive officers of Horizon and their associates were customers of, and had transactions with, the Bank in the ordinary course of business during 2004. The Bank expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

PERFORMANCE GRAPH

The Securities and Exchange Commission requires Horizon to include in this Proxy Statement a line graph comparing Horizon’s cumulative five-year total shareholder returns on the Common Shares with market and industry returns over the past five years. The following graph was prepared by SNL Financial LC. The returns represented in the graph assume the investment of $100 on January 1, 2000, and further assume reinvestment of all dividends. The Common

Shares began trading on the Nasdaq SmallCap Market (trading symbol: HBNC) on December 20, 2001. Prior to that date, the Common Shares were traded on the OTC Bulletin Board.

Horizon Bancorp

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Horizon Bancorp	100.00	72.31	183.94	217.84	346.45	345.54
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
SNL $500M-$1B Bank Index	100.00	95.72	124.18	158.54	228.61	259.07
NASDAQ Bank Index*	100.00	114.23	123.68	126.65	162.92	186.45

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005.
Used with permission. All rights reserved. crsp.com.
Source : SNL Financial LC, Charlottesville, VA
© 2005

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

BKD, LLP served as Horizon’s independent auditors for 2004. Upon the recommendation of the Audit Committee, the Audit Committee of the Board of Directors has selected BKD, LLP as Horizon’s independent auditors for 2005. BKD, LLP has served as Horizon’s independent auditors since 1998. Shareholder ratification of the appointment of the independent auditors is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of BKD, LLP to the shareholders to give the shareholders input into the designation of the auditors.

Ratification of the appointment of Horizon’s independent auditor requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not approve the selection of BKD, LLP, the Audit Committee may reconsider its selection of BKD, LLP as independent auditors. Even if this proposal to ratify the auditors is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Horizon and its shareholders.

Representatives of BKD, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Audit Committee of the Board of Directors recommends that shareholders vote “For”
the ratification of the appointment of BKD, LLP as Horizon’s independent auditors for 2005 (Item 2 on the Proxy Card).

AUDITOR FEES AND SERVICES

BKD, LLP served as the Horizon’s independent auditors for 2004 and 2003. The services performed by BKD, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The Board of Directors has selected BKD, LLP as the independent public accountants for 2005, subject to shareholder ratification at the Annual Meeting.

Audit Fees

BKD, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10-Q and all other SEC regulatory filings were $ 95,740 for 2004 and $89,700 for 2003. Horizon has paid and is current on all billed fees.

Audit-Related Fees

BKD, LLP’s fees for audit-related services rendered in connection with consultation on financial accounting and reporting issues were $6,125 for 2004 and $1,240 for 2003. All of such fees have been paid.

Tax Fees

BKD, LLP’s fees for tax services were $10,085 for 2004 and $5,400 for 2003. All such fees have been paid.

All Other Fees

There were no other fees for 2004 or 2003.

Board of Directors Pre-Approval

Our Audit Committee formally adopted resolutions pre-approving our engagement of BKD to act as our independent auditor for the two fiscal years ended December 31, 2004. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD will be pre-approved by the Audit Committee. All audit-related fees and fees for tax services for 2004 and 2003 were pre-approved by the Audit Committee. Our independent auditors performed all work described above with their respective full-time, permanent employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers and directors of Horizon and owners of more than ten percent of the Common Shares are required to file reports of their ownership and changes in their ownership of Common Shares with the Securities and Exchange Commission. Copies of these reports also must be furnished to Horizon. Based solely upon a review of copies furnished to Horizon through the date of this Proxy Statement or written representations that no reports were required, Horizon believes that its executive officers, directors and ten percent shareholders complied with the 2004 filing requirements, except that Mr. Foglesong was late in reporting one monthly purchase during 2004 of stock through the Horizon Bancorp Dividend Reinvestment and Stock Purchase Plan for cash rather than through the reinvestment of dividends and Messrs. Dwight, Edwards, Foglesong, Mazur and Neff were late in reporting the grant of shares of restricted stock on August 2, 2004.

EXPENSES

In addition to solicitation by mail, proxies may be solicited personally or by telephone or facsimile or electronic mail, by certain directors, officers and employees of Horizon, the Bank and the Bank’s subsidiaries, who will not be specially compensated for such solicitation.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2006 Annual Meeting of Shareholders must submit the proposal in writing so that Horizon receives it by November 25, 2005. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360. Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date the Horizon Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, which release date for the 2005 Annual Meeting is expected to be on or about March 25, 2005. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders shall include a brief description of the proposal and the other information required by the Bylaws. Shareholders who wish to nominate candidates or to bring other proposals before the Annual Meeting must submit the proposals in writing to Horizon’s Secretary no later than November 25, 2005. Copies of the Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request.

COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate directly to the Board of Directions or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp Board of Directors, 515 Franklin Square, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.

Shareholders may also communicate concerns, suggestions or questions to any member of the Board of Directors or member of Senior Management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866.294.4694. Ethicspoint is a worldwide, confidential and anonymous web and telephone reporting system that allows shareholders, customers, vendors and employees the ability to report concerns, as well as pose questions and suggestions confidentially and anonymously. Ethicspoint is fully compliant with reporting requirements such as those mandated by the Sarbanes-Oxley Act, Section 301. All communications received through Ethicspoint, either by web or telephone, is transmitted directly to the Chairperson of the Board of Directors Audit Committee and designated members of Senior Management, directly without editing or screening.

OTHER MATTERS

Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.

Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness thereof.

WE STRONGLY URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT THE EARLIEST POSSIBLE DATE EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

Lawrence J. Mazur
Secretary

Michigan City, Indiana
March 25, 2005

AVAILABILITY OF FORM 10-K

     A copy of Horizon’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge upon written request to Mary McColl, Shareholder Relations, at 515 Franklin Square, Michigan City, Indiana 46360. The Form 10-K and Horizon’s other SEC filings also are available online in the SEC’s EDGAR database at www.sec.gov.

REVOCABLE PROXY
HORIZON BANCORP

☑	PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

     The undersigned hereby appoints James H. Foglesong, Thomas H. Edwards or Lawrence J. Mazur, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all shares of common stock of Horizon Bancorp that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 5, 2005, at 6:00 p.m. (local time), at the Holiday Inn, 5820 S. Franklin Street, Michigan City, Indiana, or any adjournment thereof, on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE ON THE ELECTION OF THE DIRECTORS AND THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

		For	With-	For All
			hold	Except
1.	Election of Directors	☐	☐	☐
Craig M. Dwight James B. Dworkin Daniel F. Hopp Robert E. McBride, M.D.

(INSTRUCTION: To withhold authority to vote for any individual, write the individual’s name on the space provided below.)

		For	Against	Abstain
2.	Ratification of Appointment of BKD, LLP	☐	☐	☐

3.	In their discretion, on such other business as may properly be brought before the Annual Meeting or any adjournment thereof

     ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ABOVE-STATED PROXIES. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE FOUR NOMINEES STATED ABOVE AND FOR PROPOSAL 2.

     Please indicate your intentions of attending the meeting on May 5, 2005, by completing the section below.

I WILL attend the Annual Meeting. Number of Persons attending will be	☐

Detach above card, sign, date and mail in postage-paid envelope provided.

HORIZON BANCORP
515 Franklin Square, Michigan City, IN 46360

     Please sign exactly as name appears on this card. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT.
PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.